AMENDMENT TO THE INVESTMENT MANAGEMENT AGREEMENT
FOR THE TIAA-CREF FUNDS

       AMENDMENT, dated May 1, 2010, to the Investment
       Management Agreement dated February 1, 2006 (the
       Agreement), as amended, by and between TIAA-CREF
       Funds (the Trust) and Teachers Advisors, Inc. (Advisors).

	WHEREAS, the Trust and Advisors have agreed to a permanent reduction in the investment management fees charged by Advisors under the Agreement to the TIAA-CREF Inflation-Linked Bond Fund;

	NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Trust and Advisors hereby agree to amend the Agreement as follows:

The following shall replace the current fee rate entry on Appendix A for the Inflation-Linked Bond
Fund effective May 1, 2010:

Inflation-Linked Bond Fund

Assets Under Management (Billions) Fee Rate (average daily net assets)
             $0.0-$1.0             0.25%
             Over $1.0-$2.5        0.24%
             Over $2.5-$4.0        0.23%
             Over $4.0             0.22%


	IN WITNESS WHEREOF, the Trust and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.


TIAA-CREF FUNDS


By:
Title:


TEACHERS ADVISORS, INC.


By:
Title:
344384-1